Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

GSE Systems, Inc.

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333- 212241, 333-183427, 333-150249 and 333-138702, etc.) of GSE Systems, Inc. of our report dated April 13, 2021, with respect to the consolidated financial statements, which is included in this Annual Report on Form 10-K for the year ended December 31, 2020. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ Dixon Hughes Goodman LLP
Tysons, Virginia
April 13, 2021